As filed with the United States Securities and Exchange Commission on July 1, 2026.

Registration No. 333-162407

Registration No. 333-174393

Registration No. 333-211776

Registration No. 333-238231

Registration No. 333-279184

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162407

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174393

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211776

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238231

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279184

UNDER
THE SECURITIES ACT OF 1933

SELECT MEDICAL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-1764048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034 Mechanicsburg, PA 17055	17055
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Select Medical Holdings Corporation 2005 Equity Incentive Plan

Select Medical Holdings Corporation 2011 Equity Incentive Plan

Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (as amended and restated as of August 12, 2009)

Select Medical Holdings Corporation 2016 Equity Incentive Plan

Select Medical Holdings Corporation 2020 Equity Incentive Plan
(Full title of plans)

John F. Duggan

Executive Vice President, General Counsel and Secretary

Select Medical Holdings Corporation

4714 Gettysburg Road,

P.O. Box 2034

Mechanicsburg, Pennsylvania 17055

(Name and address of agent for service)

(717) 972-1100
(Telephone number, including area code, of agent for service )

Please send copies of all communications to:

Stephen M. Leitzell, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Select Medical Holdings Corporation. (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•	Registration Statement on Form S-8 (No. 333-162407) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on October 9, 2009 to register 25,819,102 shares of Common Stock reserved for issuance under the Registrant’s Amended and Restated Select Medical Holdings Corporation 2005 Equity Incentive Plan and the Amended and Restated Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors.

•	Registration Statement on Form S-8 (No. 333-174393) previously filed by the Registrant with the SEC on May 20, 2011 to register 7,800,000 shares of Common Stock reserved for issuance under the Select Medical Holdings Corporation 2011 Equity Incentive Plan and the Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (as amended and restated as of August 12, 2009).

•	Registration Statement on Form S-8 (No. 333-211776) previously filed by the Registrant with the SEC on June 2, 2016 to register 11,721,001 shares of Common Stock reserved for issuance under the Select Medical Holdings Corporation 2016 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-238231) previously filed by the Registrant with the SEC on May 13, 2020 to register 11,829,534 shares of Common Stock reserved for issuance under the Select Medical Holdings Corporation 2020 Equity Incentive Plan (the “2020 Plan” and all the plans listed hereunder, the “Plans”).

•	Registration Statement on Form S-8 (No. 333-279184) previously filed by the Registrant with the SEC on May 7, 2024 to register 4,439,044 additional shares of Common Stock reserved for issuance under the 2020 Plan.

Effective July 1, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 2, 2026, by and among the Registrant, Stallion Intermediate Corporation, a Delaware corporation (“Parent”), Stallion MergerSub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (such merger, the “Merger”), with the Registrant surviving the Merger (the “Surviving Company”). The Surviving Company is collectively owned, directly or indirectly, by Parent, Welsh, Carson, Anderson & Stowe and certain holders of Common Stock who contributed all or a portion of the shares of Common Stock held by such stockholder to Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, State of Pennsylvania, on July 1, 2026.

Select Medical Holdings Corporation
(Registrant)

By:	/s/ John F. Duggan
	Name:	John F. Duggan
	Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Form S-8]